UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2016

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	001-36633	48-1056429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Kansas Avenue

Kansas City, Kansas 66105

(Address of principal executive offices, including zip code)

(913) 621-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events.

This Form 8-K is being filed in connection with an agreement pertaining to certain litigation concerning, among other things, the Agreement and Plan of Merger, dated July 26, 2016, by and among Epiq Systems, Inc., a Missouri corporation (the “Company”), Document Technologies, LLC, a Georgia limited liability company (“Parent”), and DTI Merger Sub, Inc., a Missouri corporation and wholly owned subsidiary of Parent (“Merger Sub”) relating to the proposed acquisition of the Company (through Parent) by OMERS Private Equity, the private equity arm of the OMERS pension plan, and funds managed by Harvest Partners, L.P., a leading middle-market private equity fund. Pursuant to the merger agreement, Merger Sub will be merged with and into the Company with the Company being the surviving corporation as a wholly-owned subsidiary of Parent.

As previously disclosed in the definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) by the Company on August 24, 2016 (the “Proxy Statement”), putative class action lawsuits challenging the proposed merger have been filed on behalf of Company shareholders in the Circuit Court of Jackson County, Missouri. The consolidated action is captioned Daniel Soffer et al. v. Tom W. Olofson et al., Case No. 1616-CV-18720.

The plaintiffs in the consolidated action allege, among other claims, that the Company failed to disclose to shareholders all material information related to the merger. In connection with a settlement with the plaintiffs under the consolidated action, the Company agreed to make the supplemental disclosures contained herein (the “settlement”). The settlement will not affect the merger consideration to be paid to shareholders of the Company in connection with the proposed merger or the timing of the special meeting of shareholders of the Company scheduled for Tuesday, September 27, 2016, beginning at 10:00 a.m., local time, at the Westin Crown Center Hotel, 1 East Pershing Road, Kansas City, Missouri 64108 to vote upon a proposal to approve the merger agreement.

SUPPLEMENT TO PROXY STATEMENT

In connection with the outstanding shareholder lawsuits in the Circuit Court of Jackson County as described in this Current Report on Form 8-K, the Company has agreed to make these supplemental disclosures to the Proxy Statement. This supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety. Page references in the below disclosures are to the Proxy Statement, and defined terms used but not defined herein have the meanings set forth in the Proxy Statement.

*    *    *

The following disclosure is inserted between the first and second full sentences on page 3 of the Proxy Statement under the caption “Summary—Support Agreements”:

None of the parties to the support agreements received monetary or other consideration to enter into the support agreements, including the opportunity to exchange equity of the Company for equity of Parent or otherwise acquire equity of Parent or the surviving corporation.

The following disclosure is inserted between the first and second paragraphs of the answer to the question “How will our directors and executive officers vote on the proposal to approve the merger agreement?” on page 11 of the Proxy Statement:

None of the directors or officers party to the support agreements received monetary or other consideration to enter into the support agreements, including the opportunity to exchange equity of the Company for equity of Parent or otherwise acquire equity of Parent or the surviving corporation.

The following disclosure is inserted between the first and second sentence of the answer to the question “Are there any voting or support agreements with existing shareholders?” on page 11 of the Proxy Statement:

Neither Villere nor P2 Capital received monetary or other consideration to enter into the support agreements, including the opportunity to exchange equity of the Company for equity of Parent or otherwise acquire equity of Parent or the surviving corporation.

The following disclosure is added as a new paragraph following the paragraph under the caption “Voting by the Company’s Directors and Executive Officers” on page 19 of the Proxy Statement:

None of the directors or officers party to the support agreements received monetary or other consideration to enter into the support agreements, including the opportunity to exchange equity of the Company for equity of Parent or otherwise acquire equity of Parent or the surviving corporation.

The following disclosure is added at the end of the first full paragraphs on page 27 of the Proxy Statement under the caption “Background of the Merger”:

The non-binding bid submitted by OMERS/DTI was dated January 14, 2015 and presented a proposal to acquire the Company’s equity at a price of $19.50 to $21.00 per share.

The following disclosure replaces in its entirety the third full paragraph on page 30 of the Proxy Statement under the caption “Background of the Merger”:

On January 13, 2016, DTI, with the support of OMERS, Harvest Partners (collectively with DTI, the “Buyer Group”) and Participant A, delivered a letter containing a non-binding preliminary bid for $15.00 per share. In this letter, the Buyer Group indicated that DTI would like to work with the Company’s management to construct an appropriate integration plan. Further, the letter stated that the Buyer Group viewed the Company’s management team as critical to a successful transaction and that the Buyer Group looked forward to working collaboratively with the Company’s management team to devise a successful integration plan. The letter further indicated that Parent had established an option plan for the benefit of its management team to share in the continued upside of the business, and that key employees of the Company would have the opportunity to participate in this option pool, with terms of such participation to be discussed and negotiated with management at the appropriate time.

The following disclosure replaces in its entirety the seventh paragraph on page 31 of the Proxy Statement under the caption “Background of the Merger”:

On April 8, 2016, the Buyer Group together with Participant A contacted the Company telephonically and revised its bid to $17.00 per share and on April 14, 2016, the Buyer Group together with Participant A (through DTI) sent the revised written non-binding indication of interest dated April 13, 2016 reflecting the increased proposal. In the letter containing the revised written non-binding indication of interest, the Buyer Group stated that it looked forward to working collaboratively with the Company’s management team in the next phase of the acquisition process to outline the critical role that the Company’s management team and the Company’s employees will play in the combined business post-closing. The letter further stated that DTI would like to work with the Company’s management at the appropriate time to construct an appropriate post-closing integration plan. The Buyer Group reiterated their view that the Company’s management team was critical to a successful transaction and that the Buyer Group looked forward to working collaboratively with the Company’s management team at the appropriate time to devise a successful integration plan. The letter also reiterated that Parent had established an option plan for the benefit of its management team to share in the continued upside of the business, and key employees of the Company would have the opportunity to participate in this option pool, with terms of such participation to be discussed and negotiated with management at the appropriate time.

The following disclosure replaces in its entirety the ninth paragraph on page 31 of the Proxy Statement under the caption “Background of the Merger”:

On April 22, 2016, the Company and DTI, with the support of OMERS, Harvest Partners and Participant A, entered into a non-binding letter of intent providing for exclusivity until May 29, 2016. The non-binding letter of intent reiterated that the Buyer Group was looking forward to working collaboratively with the Company’s management team in the next phase of the acquisition process to outline the critical role that the Company’s employees would play in the combined business post-closing and that Parent had a desire to work with the Company’s management at the appropriate time to construct an appropriate post-closing integration plan. The Buyer Group once more reiterated that they viewed the Company’s management team as critical to a successful transaction and looked forward to working collaboratively with the Company’s management team at the appropriate time to devise a successful integration plan. The letter also restated the fact that Parent had established an option plan for the benefit of its management team to share in the continued upside of the business, and key employees of the Company would have the opportunity to participate in this option pool, with terms of such participation to be discussed and negotiated with management at the appropriate time.

The third full paragraph on page 34 of the Proxy Statement under the caption “Background of the Merger” is deleted in its entirety.

The following disclosure is inserted between the second and third sentences of the first full paragraph on page 34 of the Proxy Statement under the caption “Background of the Merger”:

None of the parties to the support agreements received monetary or other consideration to enter into the support agreements, including the opportunity to exchange equity of the Company for equity of Parent or otherwise acquire equity of Parent or the surviving corporation.

The following disclosure replaces the first paragraph on page 41 of the Proxy Statement under the caption “Opinion of Financial Advisor to the Company”:

Taking into account the results of the selected companies analysis and its experience and professional judgment, Credit Suisse applied multiple ranges of 7.0x to 9.0x to the Company’s CY 2016E Adjusted EBITDA, 6.5x to 8.5x to the Company’s CY 2017E Adjusted EBITDA and 13.0x to 17.0x to the Company’s CY 2016E Adjusted EPS. The selected companies analysis indicated an implied valuation reference range of $11.04 to $17.84 per share of common stock based on the Company’s CY 2016E Adjusted EBITDA and CY 2017E Adjusted EBITDA and $11.37 to $14.87 based on CY 2016E Adjusted EPS, as compared, in each case, to the proposed merger consideration in the merger pursuant to the merger agreement of $16.50 per share of common stock.

The following disclosure replaces the second paragraph on page 41 of the Proxy Statement under the caption “Opinion of Financial Advisor to the Company”:

Credit Suisse performed a discounted cash flow analysis of the Company based on the Projections. For purposes of the discounted cash flow analysis, stock-based compensation was treated as a cash expense. Credit Suisse applied a range of terminal value multiples of 6.75x to 7.75x selected taking into account its experience and professional judgment to the Company’s estimated Adjusted EBITDA for the calendar year ending December 31, 2021 and discount rates ranging from 6.75% to 9.50% selected based on an application of the capital asset pricing model and taking into account its experience and professional judgment to calculate an implied valuation reference range per share of common stock as of June 30, 2016. The discounted cash flow analysis of the Company indicated an implied valuation reference range of $14.82 to $20.64 per share of common stock, as compared to the proposed merger consideration in the merger pursuant to the merger agreement of $16.50 per share of common stock.

The following disclosure replaces the fourth paragraph on page 41 of the Proxy Statement under the caption “Opinion of Financial Advisor to the Company”:

Credit Suisse and its affiliates may in the future provide financial advice and services to the Company, Parent and their respective affiliates for which Credit Suisse and its affiliates would expect to receive compensation. In addition, Credit Suisse and its affiliates have in the past provided, are currently providing and may in the future provide financial services, including fundraising assistance, to investment funds that have made equity commitments to Parent for which fundraising assistance Credit Suisse and its affiliates have received compensation of less than $4 million since January 1, 2014. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, any currency or commodity that may be involved in the merger and equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and their respective affiliates as well as certain equity investors in Parent and their affiliates and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies and their affiliates.

The following disclosure replaces the fifth paragraph on page 41 of the Proxy Statement under the caption “Projected Financial Information”:

The Company’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the then-current fiscal year and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, the preliminary financial projections for the years 2016 through 2021 prepared by management and included below were made available to the Board, Parent and Merger Sub in connection with their respective consideration of the merger and to Credit Suisse for use in connection with its fairness opinion on or about May 2, 2016. These preliminary projections were originally prepared in December 2015 and, with the exception of updating the projections for the year 2016, were not otherwise modified until on or about June 12, 2016. On or about June 12, 2016, management provided the updated financial projections included below to the Board and Credit Suisse for use in connection with its fairness opinion and, except as noted below, to Parent and Merger Sub in connection with their respective consideration of the merger. The updated financial projections reflected recent developments relating to the repricing of certain of the Company’s contracts. We have included below the summary of the preliminary financial projections as well as the summary of the updated financial projections, including projected unlevered cash flow (which was not previously delivered to Parent or Merger Sub), along with information relating to the repricing of certain of the Company’s contracts, to give our shareholders access to certain nonpublic information provided to these parties for purposes of considering and evaluating the merger. The inclusion of the projections should not be regarded as an indication that Parent, Merger Sub or the Board, Credit Suisse or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

The following tables replace the table following the fifth paragraph on page 42 of the Proxy Statement under the caption “Certain Projections”:

Summary of Preliminary Financial Projections Provided on or About May 2, 2016

(dollars in thousands)	Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E	2021E	CAGR ’15-‘20
Operating revenue	$534,591	$603,385	$642,110	$674,417	$706,270	$737,868	6.9%
Percentage growth	6%	13%	6%	5%	5%	4%
Operating income	$77,785	$94,669	$109,558	$122,160	$132,361	$140,900	13.2%
Percentage margin	15%	16%	17%	18%	19%	19%
Adjusted EBITDA	$118,949	$133,611	$149,181	$162,092	$172,111	$181,400	9.7%
Percentage margin	22%	22%	23%	24%	24%	25%

Summary of Updated Financial Projections Provided on or About June 12, 2016

(dollars in thousands)	Year Ending December 31,
	2016E(1)	2017E	2018E	2019E	2020E	2021E	CAGR ’15-‘20
Operating revenue	$531,038	$596,279	$634,318	$665,911	$697,094	$728,058	6.6%
Percentage growth	5%	12%	6%	5%	5%	4%
Operating income	$74,232	$87,563	$101,766	$113,654	$123,185	$131,090	11.6%
Percentage margin	14%	15%	16%	17%	18%	18%
Adjusted EBITDA(2)	$115,396	$126,505	$141,389	$153,586	$162,935	$171,590	8.5%
Percentage margin	22%	21%	22%	23%	23%	24%
Adjusted earnings per share(3)	$0.87

(1)	2016E numbers are not pro forma for the full year impact of eDiscovery contract repricing and only account for the repricing starting the actual/expected month of such repricing.
(2)	Adjusted EBITDA considers stock-based compensation as a non-cash expense.
(3)	Adjusted earnings per share gives effect to the dilutive effect of share-based awards.

(dollars in millions)	Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E	2021E
Operating income	74	88	102	114	123	131
Taxes	1	(21)	(32)	(41)	(45)	(48)
U.S. taxes	—	(14)	(24)	(31)	(33)	(35)
U.S. tax refund	8	—	—	—	—	—
Tax on transfer pricing adjustment and repatriated foreign income	(6)	(5)	(6)	(8)	(9)	(10)
Foreign taxes	(2)	(2)	(2)	(2)	(3)	(3)
Net operating profit after tax	$75	$67	$70	$72	$78	$83
Depreciation and amortization	42	39	40	40	40	41
Capital expenditures	(42)	(39)	(39)	(40)	(41)	(42)
Working capital increase	(6)	(15)	(9)	(8)	(7)	(7)
Tax-adjusted stock-based compensation	(8)	(10)	(11)	(11)	(12)	(12)

Unlevered free cash flow	$61	$41	$51	$54	$59	$63
Percentage of growth		(32%)	24%	5%	9%	7%

Parent and Merger Sub did not receive the information presented in the table above relating to net operating profit after tax and unlevered free cash flow.

Summary of Changes to Financial Projections and Contract Repricing

(dollars in millions)	Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E	2021E
Financial projections dated May 2, 2016
Operating revenue	$534.6	$603.4	$642.1	$674.4	$706.3	$737.9
Percentage growth	5.7%	12.9%	6.4%	5.0%	4.7%	4.5%
Adjusted EBITDA	$119.0	$133.6	$149.2	$162.1	$172.1	$181.4
Percentage margin	22.3%	22.1%	23.2%	24.0%	24.4%	24.6%
Total management adjustments for contract repricing	($3.6)	($7.3)	($7.9)	($8.7)	($9.3)	($10.0)

(dollars in millions)	Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E	2021E
Updated financial projections dated June 12, 2016(1)
Operating revenue	$531.0	$596.3	$634.3	$665.9	$697.1	$728.1
Percentage growth	5.1%	12.3%	6.4%	5.0%	4.7%	4.4%
Adjusted EBITDA	$115.4	$126.5	$141.4	$153.6	$162.9	$171.6
Percentage margin	21.7%	21.2%	22.3%	23.1%	23.4%	23.6%

(1)	2016E numbers are not pro forma for the full year impact of eDiscovery contract repricing and only account for the repricing of contracts starting the actual/expected month of such repricing.

The following disclosure is added as a new paragraph before the first full paragraph on page 45 of the Proxy Statement under the caption “Support Agreements”:

None of the parties to the support agreements received monetary or other consideration to enter into the support agreements, including the opportunity to exchange equity of the Company for equity of Parent or otherwise acquire equity of Parent or the surviving corporation.

The following disclosure replaces in its entirety the fifth paragraph on page 46 of the Proxy Statement under the caption “Interests of the Company’s Directors and Executive Officers in the Merger—New Management Arrangements”:

None of the Company’s executive officers discussed or negotiated terms or conditions of continued employment with Parent before the entry into the merger agreement, including the opportunity to participate in an option pool. In addition, none of the Company’s executive officers, other than Mr. Scott, have discussed or negotiated terms or conditions of continued employment with Parent following the entry into the merger agreement. The Company understands that upon consummation of the merger, Parent intends to terminate the employment of the executive officers of the Company, other than Mr. Scott. Furthermore, none of the Company’s executive officers were given an opportunity to exchange any of their existing equity interests in the Company for those of the surviving corporation or Parent following the merger.

The Company understands that Parent and Mr. Scott are currently negotiating the terms of Mr. Scott’s continued employment with Parent. These negotiations did not begin before the entry into the merger agreement. The Company understands that at this time, no agreement, arrangement or understanding regarding the terms and conditions of such continued employment have been finalized. The Company understands that the initial terms discussed between Parent and Mr. Scott include (i) payment of annual salary and bonus, (ii) payment of benefits consistent with payments made to other of Parent’s executive officers, and (iii) continuing separation benefits payable upon termination of employment, with or without cause or with or without good reason, or due to death or disability, consistent with Mr. Scott’s current separation benefits as described under “—Employment Agreements” and “—Quantification of Payments and Benefits to the Company’s Named Executive Officers.” In addition, the Company understands that Parent may offer Mr. Scott options to purchase common stock of Parent to be granted upon closing of the merger. The terms and conditions of Mr. Scott’s continued employment described herein, including his benefits and option grant, are subject to continuing negotiation and may change in material respects.

The following disclosure is added at the end of the fourth paragraph on page 82 of the Proxy Statement under the caption “Director Nomination Agreement”:

Other than the consideration described herein, the Villere parties did not receive additional monetary or other consideration to enter into the Director Nomination Agreement, including the opportunity to exchange equity of the Company for equity of Parent or otherwise acquire equity of Parent or the surviving corporation.

*    *    *

Additional Information and Where to Find It

In connection with the proposed transaction, the Company filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and other documents relating to the proposed merger, including a form of proxy card, on August 24, 2016. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and shareholders may obtain a free copy of documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and shareholders may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://epiqsystems.com/investors or by directing a request to: Epiq Systems, Inc., 501 Kansas Avenue, Kansas City 66105-1300, Attn: Investor Relations, (913) 621-9500.

The Company and certain of its directors, executive officers, and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies from shareholders of the Company in favor of the proposed merger. Information about directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2016 annual meeting of shareholders, as filed with the SEC on Schedule 14A on June 23, 2016. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation is included in the definitive proxy statement and other relevant documents the Company filed with the SEC.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed merger and related transactions and all other statements in this report and the exhibits furnished or filed herewith, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the failure to obtain shareholder approval or the failure to satisfy the closing conditions, (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement, (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed merger and (5) the effect of the announcement of the merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent the Company’s views as of the date on which such statements were made. The Company anticipates that subsequent events and developments may cause its views to change. However, although the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the SEC, including the Company’s 2015 Annual Report on Form 10-K, as amended, the Company’s quarterly reports on Form 10-Q and Current Reports on Form 8-K. The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ SYSTEMS, INC.
Date: September 20, 2016

	By:	/s/ Tom W. Olofson
	Name:	Tom W. Olofson
	Title:	Chairman of the Board, Chief Executive Officer and Director